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                                                                   EXHIBIT 23.03

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporations by reference in this registration statement on Form S-3 and related Prospectus of Access Health, Inc., for the registration of 172,000 shares of its common stock of our report dated March 12, 1996, with respect to the financial statements of Informed Access Systems, Inc. as of December 31, 1995 and 1994, and for each of the three years ended December 31, 1995, included in Access Health, Inc.'s Current Report on Form 8-K dated February 6, 1997, Access Health's Current Report on Form 8-K/A dated November 18, 1996, and Access Health's Definitive Proxy Statement pursuant to Schedule 14A dated October 18, 1996, and to all references to our Firm included in this registration statement.


                                                        ARTHUR ANDERSEN LLP

Denver, Colorado
February 7,  1997